                                                                      EXHIBIT 11

                     SUNRISE PRESCHOOLS, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                         SIX MONTHS ENDED                   THREE MONTHS ENDED
                                                            JANUARY 31,                         JANUARY 31,
                                                -------------------------------       ------------------------------
                                                     1996               1995              1996               1995
====================================================================================================================
PRIMARY:

Common Shares Outstanding,
     Beginning of Year                             2,935,894          2,435,894         2,935,894          2,435,894

Effect of weighting shares:

     Employee stock options outstanding                 --                7,737              --                7,737

     Exercise of Warrants                             21,209                               42,418

     Assumed exercise of warrants                       --               33,973              --               33,973
--------------------------------------------------------------------------------------------------------------------

Weighted Average Number of Common
     Shares and Common Share
     Equivalents Outstanding                       2,957,103          2,477,604         2,978,312          2,477,604
====================================================================================================================

Net Income (Loss) Available for
     Common Stock                                $   (95,927)       $   392,750       $  (155,127)       $   159,530
====================================================================================================================

Net Income (Loss) per Common Share
     and Common Share Equivalent                 $     (0.03)       $      0.16       $     (0.05)       $      0.06
====================================================================================================================

FULLY DILUTED:

Common Shares Outstanding,
     Beginning of Year                                                2,435,894                            2,435,894

Effect of Weighting Shares:

     Employee Stock Options Outstanding                                   7,737                                7,737

     Assumed Exercise of Warrants                                        33,973                               33,973

     Assumed Conversion of Preferred Stock                              500,000                              500,000
--------------------------------------------------------------------------------------------------------------------

Weighted Average Number of Common
     Shares and Common Share
     Equivalents Outstanding                                          2,977,604                            2,977,604
====================================================================================================================

Net income available for common stock                               $   417,750                          $   172,030
====================================================================================================================

Net income per common share and common
     share equivalent                                               $      0.14                          $      0.06
====================================================================================================================



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